UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009 (February 19, 2009)

GLOBAL CONSUMER ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33803	26-0469120
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1370 Avenue of the Americas, 28th Floor, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 445-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 19, 2009, Global Consumer Acquisition Corp. (the “Company”) received a deficiency letter from NYSE Alternext US LLC (the “Exchange”) indicating that the Company was not in compliance with the annual stockholder meeting requirements of Section 704 of the NYSE Alternext US Company Guide (the “Company Guide”) because the Company did not hold an annual stockholders meeting during the year ended December 31, 2008. The Company has been informed by the Exchange that a similar letter was sent to all of its listed companies, including blank check companies, that did not hold an annual meeting in 2008. The notification from the Exchange indicates that the Company has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards by August 11, 2009.

The Company intends to submit a plan of compliance to the Exchange as soon as practicable and no later than the March 10, 2009 deadline. Upon receipt of the Company’s plan, the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, the Company will continue its listing, during which time the Company will be subject to continued periodic review by the Exchange’s staff. If the Company’s plan is not accepted, the Exchange could initiate delisting procedures against the Company.

The Company issued a press release on February 20, 2009 announcing receipt of the Exchange’s notice as discussed above and the fact that the Company is not in compliance with certain listing standards. A copy of the press release is attached as Exhibit 99.1 hereto.

ITEM 9.01.  Financial Statements and Exhibits.

Exhibits

99.1	Press Release, dated February 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CONSUMER ACQUISITION CORP.

Date: February 20, 2009

By: /s/ Jason N. Ader
Name:  Jason N. Ader
Title:  Chief Executive Officer

EXHIBIT INDEX

Exhibit
Index	Description
99.1	Press Release, dated February 20, 2009